As Filed with the Commission on October 24, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 21, 2016

ABCO ENERGY, INC.
 (Name of registrant as specified in its Charter)

NEVADA	000-55235	20-1914514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 North Wilmot, #211, Tucson, AZ	85712
(Address of principal executive offices)	(Zip Code)

(520) 777-0511
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

1.            On September 2, 2016, the Company entered into a Consulting Agreement [“CA”]  with Benchmark Advisory Partners (“Consultant”) which became effective  on September 30, 2016 and which  provides for Consultant to perform financial and business consulting services and other related activities, including, but not limited to, the introduction to the Company of public company services, capital resources, investor relation resources and legal and accounting services who may be of able to provide equity and debt financing. The CA has a six month term expiring on March 31, 2016.  In consideration for rendering such services, on September 30, 2016, Consultant was paid a consulting fee consisting of 1,500,000  restricted shares of common stock..

Effective September 30, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 1,500,000 free trading shares of Company common stock.  The CA has a six month term expiring on March 31, 2017.

2.            From October 7, 2016 through October20, 2016, the Company issued an aggregate of 57,697,812 shares of its common stock upon several  partial conversions of four different convertible notes at conversion prices ranging from $0,0126 to $0.0047 per share.  These issuances increased the number of outstanding shares to 97,263,710 shares at October21, 2016. As a result of such issuances, two [2] of the notes were deemed paid in full. The total remaining principle amount of all convertible note debt outstanding at October 21,2016 after all such conversions  was approximately $118,658.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

10.1	Consulting Agreement between ABCO Energy, Inc., and Benchmark Advisory Partners effective September 30, 2016.

10.2	Agreement effective October 19, 2016 between the Company and Joshua Tyrell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABCO ENERGY, INC.

Dated: October 24, 2016	By:	/s/ Charles O’Dowd
Name: Charles O’Dowd
Title: Chief Executive Officer